EXHIBIT 3.1.7

                           CERTIFICATE FOR

                   RENEWAL AND REVIVAL OF CHARTER

                                OF

                UNITED STATES BASKETBALL LEAGUE, INC.


UNITED STATES BASKETBALL LEAGUE, INC., a corporation organized under the laws of Delaware, the certificate of incorporation of which was filed in the office of the Secretary of State on the 29th day of May, 1984 and recorded in the office of the Recorder of Deeds for Kent county, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certified as follows:

1. The name of the corporation is:

       UNITED STATES BASKETBALL LEAGUE, INC.

2. Its registered office in the State of Delaware is located at United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19901. The name of its registered agent at that address is United Corporate Services, Inc.

3. The date when the restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February, 1997, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

4. This corporation was duly organized and carried in the business authorized by its charter until the 1st day of March, 1997, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Daniel T. Meisenheimer, III, the last authorized officer of UNITED STATES BASKETBALL LEAGUE, INC., has hereunto set his hand to this certificate this 22nd day of May, 2000.

                                   By  /S/ Daniel T. Meisenheimer III
                                       Daniel T. Meisenheimer, III
                                       Chief Executive Officer